EXHIBIT 10.3

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES B PREFERRED STOCK
                        OF SIMIONE CENTRAL HOLDINGS, INC.


     It is hereby certified that:

     1. The name of the corporation is Simione Central Holdings, Inc. (the "Corporation").

     2. Section 1 of Article III of the Certificate of Incorporation of the Corporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value, 1/10th of 1 cent, and Section 3 of Article III of the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors of the Corporation the authority provided therein to issue shares of preferred stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such shares of preferred stock, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any of such series and the designation thereof, or any of them.

     3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors adopted on the ______ day of ______, 1999 the resolutions set forth below: (a) creating a series of shares of preferred stock designated "Series B Preferred Stock"; and (b) setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of the shares of the Series B Preferred Stock. No shares of Series B Preferred Stock have been previously issued.

     Resolutions of the Board of Directors of the Corporation adopted on the day of , 1999:

     "RESOLVED, that pursuant to authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value 1/10th of 1 cent per share, of the Corporation and states its designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

     A. Designation. The designation shall be "Series B Preferred Stock" (the "Series B Preferred Stock"). Each share of the Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

     B. Number. The number of shares of Series B Preferred Stock shall be 5,600,000, which number from time to time may be increased or decreased (but not below the number then outstanding) by the Board of Directors of the Corporation. Any shares of Series B Preferred Stock purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

     C. Voting. Each share of the Series B Preferred Stock shall have two (2) votes in all matters to be voted upon by the shareholders of the Corporation. The Series B Preferred Stock shall vote on any matter upon which shareholders of the Corporation are entitled to vote, together as a single class with such shareholders.

     D. Director. For so long as the Series B Preferred Stock shall remain outstanding, in the event that the Board of Directors of the Corporation is unable to reach a decision on a vote on any matter properly before the Board of Directors in two consecutive meetings of the Board of Directors, the number of directors of the Board of Directors shall be increased by One (1) member and the holders of the Series B Preferred Stock shall have the right to appoint such member of the Board of Directors. Any director who has been appointed by the holders of the Series B Preferred Stock may be removed during such director's term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Preferred Stock.

     E. Dividends. The holder of each share of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, and subject to the dividend rights of the holders of the Series A Preferred Stock pursuant to the provisions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, cumulative dividends at the rate per annum of nine percent (9%) of the One Dollar and Seven and 143/1000 cents ($1.07143) original issuance price per share (the "Original Issuance Price") of the Series B Preferred Stock declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends on outstanding shares of the Series B Preferred Stock must be paid in full before any cash dividend may be declared on the common stock.

     F. Mergers. In the event of a Change of Control Transaction (as defined below), each share of Series B Preferred Stock shall be entitled to receive the same consideration as an outstanding share of common stock, but in any event not less than the Original Issuance Price, plus accumulated but unpaid dividends. For the purposes of this Section F, a "Change of Control Transaction" with respect to the Corporation means (i) the acquisition of the Corporation by a non-affiliated third party pursuant to a merger, consolidation or business combination; (ii) the sale of all or a substantial part of the assets of the Corporation to a non-affiliated third party; (iii) the occurrence of a transaction pursuant to which any entity or person shall, alone or in combination with any affiliate (as defined in the Securities and Exchange Act of 1934 as amended and all regulations promulgated pursuant thereto, (the "Exchange Act")) become the beneficial owner (as defined in Rules 13(d) and 13(d)-5 under the Exchange Act) of fifty percent (50%) or more of any outstanding class of capital stock of the Corporation having ordinary voting power in the election of its directors; or (iv) the Corporation shall cease to own less than eighty percent (80%) of the voting stock of any of its subsidiaries (unless such failure is due to the merger of any subsidiary with and into the corporation). The transactions among the Corporation, Mestek, Inc. and MCS, Inc. contemplated in that certain Agreement and Plan of Merger dated as of May 26, 1999, as amended, by and between such parties shall not be deemed to constitute a Change of Control Transaction under this Section F.

     G. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed in the following order of priority:

     1. The remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed in accordance with the provisions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

     2. After distribution of the amount set forth above, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to One Dollar and Seven and 143/1000 cents ($1.07143) per share (the "Liquidation Price") plus an amount equal to the Original Issuance Price multiplied by nine (9%) percent per annum from the date of original issuance of the Series B Preferred Stock to the date of distribution, provided such amount shall be reduced by an amount equal to all dividends declared and paid with respect to such shares of Series B Preferred Stock since the original date of issuance. If the assets and funds of the Corporation available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section, then all the assets of the Corporation available for distribution shall be distributed to the holders of Series B Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation interest.

     3. After distribution of the amount set forth above, the remaining assets, if any of the Corporation available for distribution to the shareholders shall be distributed to holders of shares of common stock to the exclusion of the holders of Series A Preferred Stock and Series B Preferred Stock until such holders of common stock have been paid an amount equal to the aggregate liquidation price of the Series A Preferred Stock and the Series B Preferred Stock, and then, if any assets remain, the balance shall be distributed ratably to the holders of common stock and to the holders of Series A Preferred Stock and the holders of Series B Preferred Stock.

     H. The Corporation will not amend this Certificate in a manner which materially and adversely impacts the rights of the Series B Preferred Stock hereunder or recombine or reclassify the Series B Preferred Stock without the prior written approval of holders of a majority of the shares of Series B Preferred Stock then outstanding.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series B Preferred Stock and fixing the powers, designations, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

     The effective time and date of the Series B Preferred Stock herein certified shall be the filing date of this Certificate of Designations with the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer, and such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct to his own knowledge this ____ day of _________, 1999.



                                  -------------------------------------
                                  Barrett C. O'Donnell, Chief Executive Officer